Exhibit 24

POWER OF ATTORNEY

       I hereby appoint Jay P. McConie, William Aprigliano, Maria Doyle or Dina M. Cascione to act as my true and lawful attorney in fact with authority to execute on my behalf any Form ID, 3, 4, 5 or 144 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Mr. McConie, Mr. Aprigliano, Ms. Doyle or Ms. Cascione in writing that their authority to act on my behalf in this manner has been withdrawn.

       I have signed this power of attorney on January 21, 2020.

       By: /s/ PETER QUICK
           Peter Quick


       In the presence of: /s/ SIOBHAN DEASY
                           Siobhan Deasy

       at: Garden City, New York
           City         State